EXHIBIT 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2010 Earnings

Announces Development of Post South Lamar™ in Austin, Texas

Investor/Analyst Conference Call Scheduled for February 9, 2011 at 10:00 a.m. EST

ATLANTA, February 8, 2011 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $2.4 million, or $0.05 per diluted share, for the fourth quarter of 2010, compared to a net loss attributable to common shareholders of $10.8 million, or $0.22 per diluted share, for the fourth quarter of 2009.

The Company’s net loss attributable to common shareholders for the three months ended December 31, 2009 included $4.4 million of severance charges as well as a loss of $4.1 million associated with the early extinguishment of indebtedness.

The Company also announced a net loss attributable to common shareholders of $14.5 million for the year ended December 31, 2010, compared to a net loss of $10.9 million for the year ended December 31, 2009. On a diluted per share basis, the net loss attributable to common shareholders was $0.30 for the year ended December 31, 2010, compared to a net loss of $0.24 for the year ended December 31, 2009.

The Company’s net loss attributable to common shareholders for the year ended December 31, 2010 included non-cash impairment charges of approximately $35.1 million primarily relating to the Company’s Austin condominium project, offset by a net gain of $20.9 million related to the acquisition of all remaining interests in its Atlanta condominium project and adjacent land and infrastructure and the acquisition of the related construction loans. The Company’s net loss attributable to common shareholders for the year ended December 31, 2009 included net gains of $79.4 million on the sales of apartment communities and income of $1.8 million relating to the mark-to-market of an interest rate swap agreement and changes in previous hurricane loss estimates. These gains were offset by non-cash impairment charges of $76.3 million relating to the Company’s investment in the Atlanta condominium project and adjacent land and infrastructure, severance charges of $4.8 million, an aggregate loss of approximately $3.3 million related to the early extinguishment of indebtedness and other charges totaling $0.5 million.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2010 was $21.1 million, or $0.43 per diluted share, compared to $8.2 million, or $0.17 per diluted share, for the fourth quarter of 2009.

The Company’s reported FFO for the fourth quarter of 2009 included the severance charges and debt extinguishment loss discussed above totaling $8.5 million, or $0.17 per diluted share.

FFO for the year ended December 31, 2010 was $59.3 million, or $1.21 per diluted share, compared to a deficit of $20.0 million, or $0.44 per diluted share, for the year ended December 31, 2009.

The Company’s reported FFO for the year ended December 31, 2010 included the non-cash impairment charges discussed above totaling $35.1 million, offset by the net gain discussed above totaling $20.9 million, resulting in total net charges included in FFO of $14.2 million, or $0.29 per diluted share. The Company’s reported FFO for the year ended December 31, 2009 included the non-cash impairment charges, severance charges, debt extinguishment loss and other charges discussed above totaling approximately $84.9 million, offset by the income items discussed above totaling approximately $1.8 million, resulting in total net charges of approximately $83.1 million, or $1.82 per diluted share.

Said Dave Stockert, CEO and President of Post, “The Company finished the year well, with property revenues in the fourth quarter turning solidly positive, on a year-over-year basis, on increasing rents and higher occupancy. Our outlook for 2011 reflects our expectations of the continued improvement and growing profitability of our business.”

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 43 mature (same store) communities, containing 15,713 apartment units, was 95.2% and 94.4% for the fourth quarter of 2010 and 2009, respectively.

Total revenues for the mature communities increased 1.7% and total operating expenses decreased 5.5% during the fourth quarter of 2010, compared to the fourth quarter of 2009, resulting in a 6.9% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 0.7% during the fourth quarter of 2010, compared to the fourth quarter of 2009.

On a sequential basis, total revenues for the mature communities decreased 0.7% and total operating expenses decreased 10.5%, producing a 6.6% increase in same store NOI for the fourth quarter of 2010, compared to the third quarter of 2010. On a sequential basis, the average monthly rental rate per unit increased 0.6%. For the fourth quarter of 2010, average economic occupancy at the mature communities was 95.2%, compared to 95.8% for the third quarter of 2010.

For the year ended December 31, 2010, average economic occupancy at the Company’s mature communities was 95.3%, compared to 94.0% for the year ended December 31, 2009.

Total revenues for the mature communities decreased 1.5% and total operating expenses decreased 1.2% for the year ended December 31, 2010, compared to the year ended December 31, 2009, resulting in a 1.7% decrease in same store NOI. The average monthly rental rate per unit decreased 3.4% for the year ended December 31, 2010, compared to the year ended December 31, 2009.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

The Company today announced the planned development of its Post South Lamar™ apartment community in Austin, TX. Post South Lamar™ is planned to consist of 298 apartment units with an average unit size of approximately 852 square feet and approximately 8,555 square feet of street-level retail space, and is expected to have a total estimated development cost of approximately $41.7 million. The Company currently expects the stabilized yield on the project will be approximately 7.0%, after a 3% management fee and $300 per unit reserve, and based on current market rents, without trending. The Company anticipates that first apartment unit deliveries will occur in the third quarter of 2012. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured revolving lines of credit and proceeds under its at-the-market common equity sales program.

The Company today also announced that its Post Park® apartment community in Hyattsville, MD, consisting of 396 apartment units, had achieved stabilized occupancy as of the end of 2010.

Financing Activity

Debt Financing, Leverage and Line Capacity

In December 2010, the Company repaid its $100.5 million of outstanding 7.7% senior unsecured notes upon their maturity. These notes were repaid using the proceeds from the Company’s $150.0 million, 4.75% senior unsecured notes offering completed in October 2010.

In January 2011, the Company entered into a new unsecured revolving line of credit facility. The credit facility was provided by a syndicate of eight financial institutions arranged by Wells Fargo Securities, LLC and J.P. Morgan Securities LLC. The credit facility provides for a $300 million unsecured revolving line of credit which has a three-year term with a one-year extension option, and which matures in January 2014. The new credit facility amends and restates the Company’s existing $400 million unsecured revolving credit facility. The credit facility has a current stated interest rate of the London Interbank Offered Rate (LIBOR) plus 2.30% and requires the payment of annual facility fees currently equal to 0.45% of the aggregate loan commitments. The credit facility provides for the interest rate and facility fee rate to be adjusted up or down based on changes in the credit ratings of the Company’s senior unsecured debt. The credit facility also includes an uncommitted competitive bid option for up to half of the total available borrowing facility, as long as the Company maintains its investment grade credit rating. This option allows participating banks to bid to provide the Company loans at a rate that is lower than the stated rate for syndicated borrowings. The credit facility contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility.

In January 2011, the Company also entered into a new unsecured revolving line of credit agreement with Wells Fargo Bank, N.A., providing for a $30 million unsecured cash management line of credit which has a three-year term with a one-year extension option, and which matures in January 2014. The cash management line carries pricing and terms, including debt covenants, substantially consistent with those of the syndicated credit facility described above. The new credit agreement amends and restates the Company’s existing $30 million unsecured revolving cash management line.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 42.1% at December 31, 2010, and variable rate debt as a percentage of total debt was 0.0% as of that same date.

As of February 7, 2011, the Company had cash and cash equivalents of $14.2 million. The Company had no outstanding borrowings and letters of credit totaling $0.7 million under its combined $330 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Other Capital Markets Activity

The Company today announced its intention to redeem all outstanding shares of its 7-5/8% Series B cumulative redeemable preferred stock in March 2011 for its redemption value of approximately $49.6 million, plus accrued and unpaid dividends through the redemption date. The Company expects to record a charge of approximately $1.8 million, or $0.04 per diluted share, in the first quarter of 2011 relating to the write off of original issuance costs and expenses in connection with the redemption.

The Company has an at-the-market common equity program for the sale of up to four million shares of common stock. The Company expects to use this program in 2011 as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. No shares were issued under this program in the fourth quarter. For the year ended December 31, 2010, and through the date of this press release, the Company sold 41,313 shares, at an average price per share of $27.70, producing net proceeds of $1.1 million under this program.

Other Investment Activity

Condominium Activity

During the fourth quarter of 2010, the Company closed 17 condominium units at its Austin Condominium Project for aggregate gross revenue of $18.8 million. During the quarter, the Company also sold 4 condominium units at its Atlanta Condominium Project for aggregate gross revenue of $3.5 million. As of February 7, 2011, the Company has, in the aggregate, closed 55 units at the Austin Condominium Project and had 14 units under contract. As of that same date, the Company has, in the aggregate, closed 4 units at the Atlanta Condominium Project and had 6 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized incremental net gains in FFO of $3.8 million from condominium sales activities during the fourth quarter of 2010, compared to $1.5 million during the fourth quarter of 2009. For the year ended December 31, 2010, the Company recognized incremental net gains in FFO of $5.9 million from condominium sales activities, compared to incremental losses of $0.1 million during the same period in 2009.

Land Activity

Sales

During the fourth quarter of 2010, the Company sold a land parcel located in Raleigh, North Carolina for gross proceeds of $5.3 million. No gain or loss was recognized, as the land was previously recorded as held for sale at fair value.

Purchases

In November 2010, pursuant to the terms of the final trial court order in connection with a previously disclosed lawsuit involving the Company’s Post Pentagon Row™ apartment community in Arlington Co., VA, the land under Pentagon Row was transferred to the Company and Federal Realty Investment Trust, collectively. The Company paid $8.8 million for its interest in the property. During the nine months ended September 30, 2010, the Company recorded $1.1 million of ground rent expense (including a straight-line rent adjustment of $0.4 million) at Post Pentagon Row™ that will not recur in future periods as a result of the Company’s acquisition of the land underlying the ground lease. Post Pentagon Row™ is included in the Company’s “same store” communities. The Company also recorded income of $0.5 million in other income in connection with the reimbursement of a portion of the ground lease payments it incurred from the date of the trial court decision to the date of closing.

2011 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO for the full year 2011 will be in the range of $1.49 to $1.67 per diluted share. This outlook assumes that net gains from condominium sales will be in the range of $0.00 to $0.08 per diluted share (for purposes of this discussion, “Condo FFO”). Excluding Condo FFO, the Company anticipates that FFO for the full year 2011 will be in the range of $1.49 to $1.59 per diluted share (for purposes of this discussion, “Core FFO”).

As discussed below, the Company expects to record a charge of approximately $0.04 per diluted share in connection with the redemption of preferred stock in the first quarter of 2011. Excluding the impact of this charge, the Company anticipates that FFO for the full year 2011 will be in the range of $1.53 to $1.71 per diluted share and Core FFO will be in the range of $1.53 to $1.63 per diluted share.

The above estimates of Core FFO are based on the following expected changes in same store NOI in 2011, compared to 2010 (see Table 4 in the Fourth Quarter 2010 Supplemental Financial Data for 2010 net operating income that will make up the 2011 same store pool):

Revenue	3.7% to 4.3%
Operating expenses	1.5% to 2.1% (1)
Net operating income (NOI)	4.8% to 6.2% (1)

(1)        Excluding the impact of the elimination of the ground lease expense associated with the acquisition of the land underlying Post Pentagon Row™, as discussed above, the range of operating expense growth would be 2.6% to 3.2%, and the range of NOI growth would be 4.0% to 5.4%.

The above estimates of Core FFO are also based on the following assumptions:

•

Newly stabilized property NOI is expected to increase just under 50% at the mid-point of the projected range of Core FFO in 2011, compared to 2010 (see Table 4 in the Fourth Quarter 2010 Supplemental Financial Data for 2010 net operating income that will make up the 2011 newly stabilized property pool);

•

Interest capitalized to development projects is expected to decrease just over 50% in 2011, compared to 2010, based on projected construction expenditures of approximately $80 million in 2011, relating to previously announced construction starts (the second phase of Post Carlyle™ in Alexandria, VA and Post South Lamar™ in Austin, TX) and, to a lesser extent, assumed additional development starts later in 2011; the Company currently expects that development starts (including Post South Lamar™) will be at least $100 million in 2011;

•

Interest expense (net of amounts capitalized) is expected to increase by approximately 5% at the mid-point of the projected range of Core FFO in 2011, compared to 2010, as a result of an expected decrease in interest capitalized as discussed above, offset by an expected decrease in interest incurred;

•

Preferred dividends are expected to decrease in 2011, compared to 2010, as a result of the announced redemption of the Company’s 7-5/8 % Series B preferred shares in March 2011; the Company expects to record a charge of approximately $1.8 million, or $0.04 per diluted share, in the first quarter of 2011 in connection with the redemption;

•

Diluted shares are expected to increase in 2011, compared to 2010, based in part on the assumption that a portion of the projected construction expenditures and the preferred stock redemption will be funded through the issuance, over the course of 2011, of approximately one-half of the approximately 4 million common shares available for issuance under the Company’s at-the-market common equity sales program;

•	No acquisitions or dispositions of operating real estate assets are currently assumed in 2011; and

•

In the aggregate, general and administrative expenses, corporate property management expenses and investment and development expenses (net of amounts capitalized to development projects) are expected to be flat to down modestly in 2011, compared to 2010.

The Company does not expect to further engage in the for-sale condominium business in future periods, other than completing the sell-out of units at its two remaining condominium projects. Although the Company includes condominium profits in its reported FFO, the Company’s intention over time is to liquidate its investment in its two remaining condominium projects and to redeploy the invested capital back into its core apartment business. The above estimates of Condo FFO are based on the following assumptions:

•

An assumed quarterly run-rate of condominium holding expenses (including homeowners’ association dues, real estate taxes, utilities and administrative and marketing costs) of up to approximately $0.05 per diluted share per quarter; if condominium profits are not sufficient to fully cover condominium holding expenses, it would cause the Company to record a loss during such period;

•

An assumed monthly run-rate of condominium unit sales averaging approximately 1.5 to 2 units per month at each of the Company’s condominium projects (see Summary of Condominium Projects in the Fourth Quarter 2010 Supplemental Financial Data for additional information); and

•

Sales mix, sales velocity and unit pricing that are relatively consistent with the valuation models for each of the condominium projects; actual sales mix, sales velocity and unit pricing can vary significantly from the valuation models and, as a result, could cause actual condominium profits to differ materially from the Company’s estimates and, further, could cause the Company to re-evaluate its valuation models and assumptions which could result in impairment losses in future periods.

Annual Meeting of Shareholders

The Company today announced that its Annual Meeting of Shareholders will be held on May 25, 2011.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Wednesday, February 9, at 10:00 a.m. ET. The telephone numbers are 888-299-7230 for US and Canada callers and 719-325-2498 for international callers. The access code is 8409814. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Wednesday, February 9, and will be available until Tuesday, February, 15, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 8409814. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 20,505 apartment units in 56 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 642 apartment units at two communities currently under construction. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses, net operating income, newly stabilized property net operating income, interest capitalized to development projects, interest expense, preferred dividends, number of diluted shares, condominium profits and underlying assumptions, charges and overhead expenses for the first quarter and full year 2011, anticipated development activities (including the projected costs, projected construction expenditures, projected yield, timing and anticipated potential sources of financing of projected future development activities), expectations regarding the for-sale condominium business and the timing, sales pace and closing volumes of condominium homes, expectations regarding the redemption of the Company’s 7-5/8% series B cumulative redeemable preferred stock and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the economic stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for limited recourse guarantees; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to renew leases or relet units as leases expire; the effectiveness of interest rate hedging contracts; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the Equal Rights Center and the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
OPERATING DATA
Revenues from continuing operations	$72,269	$68,640	$285,138	$276,323
Net income (loss) available to common shareholders	$2,441	$(10,790)	$(14,507)	$(10,860)
Funds (deficit) from operations available to common shareholders and unitholders (Table 1)	$21,120	$8,162	$59,264	$(20,029)

Weighted average shares outstanding - diluted	48,907	48,230	48,483	45,179
Weighted average shares and units outstanding - diluted	49,077	48,406	48,655	45,382

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$0.05	$(0.22)	$(0.30)	$(0.24)

Funds (deficit) from operations available to common shareholders and unitholders (Table 1) (1)	$0.43	$0.17	$1.21	$(0.44)

Dividends declared	$0.20	$0.20	$0.80	$0.80

(1)

Funds (deficit) from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 83 for the three months ended December 31, 2009 and 149 and 0 for the years ended December 31, 2010 and 2009, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 211 and 221 for the three months ended and 206 and 217 for the years ended December 31, 2010 and 2009, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income (loss) available to common shareholders	$2,441	$(10,790)	$(14,507)	$(10,860)
Noncontrolling interests - Operating Partnership	9	(48)	(51)	(48)
Depreciation on consolidated real estate assets, net	18,313	19,554	72,663	72,420
Depreciation on real estate assets held in unconsolidated entities	357	353	1,422	1,405
Gains on sales of apartment communities	-	-	-	(79,366)
Gains on sales of condominiums	(3,842)	(2,440)	(6,161)	(3,481)
Incremental gains (losses) on condominium sales (1)	3,842	1,533	5,898	(99)

Funds (deficit) from operations available to common shareholders and unitholders	$21,120	$8,162	$59,264	$(20,029)

Funds (deficit) from operations - per share and unit - diluted (2)	$0.43	$0.17	$1.21	$(0.44)

Weighted average shares and units outstanding - diluted (2)	49,288	48,710	49,010	45,599

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP.

(2)

Diluted weighted average shares and units include the impact of dilutive securities totaling 83 for the three months ended December 31, 2009 and 149 and 0 for the years ended December 31, 2010 and 2009, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 211 and 221 for the three months and 206 and 217 for the years ended December 31, 2010 and 2009, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009
Total same store NOI	$36,135	$33,813	$33,903	$137,429	$139,753
Property NOI from other operating segments	4,902	2,162	4,811	15,336	3,840

Consolidated property NOI	41,037	35,975	38,714	152,765	143,593

Add (subtract):
Interest income	86	59	390	841	245
Other revenues	218	271	223	995	1,072
Depreciation	(18,760)	(20,053)	(18,623)	(74,497)	(74,442)
Interest expense	(15,793)	(12,979)	(13,646)	(54,613)	(52,377)
Amortization of deferred financing costs	(890)	(737)	(611)	(2,987)	(3,079)
General and administrative	(3,873)	(4,031)	(3,927)	(16,443)	(16,296)
Investment and development	(566)	(1,228)	(569)	(2,415)	(4,114)
Other investment costs	(589)	(111)	(669)	(2,417)	(2,107)
Impairment, severance and other charges	-	(4,040)	-	(35,091)	(13,507)
Gains on condominium sales activities, net	3,842	2,440	1,184	6,161	3,481
Equity in income (loss) of unconsolidated real estate entities, net	185	130	18,258	18,739	(74,447)
Other income (expense), net	(603)	(487)	26	(874)	(432)
Net gain (loss) on early extinguishment of indebtedness	-	(4,136)	2,845	2,845	(3,317)

Income (loss) from continuing operations	4,294	(8,927)	23,595	(6,991)	(95,727)
Income from discontinued operations	-	-	-	-	84,238

Net income (loss)	$4,294	$(8,927)	$23,595	$(6,991)	$(11,489)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 ‘10 vs. Q4 ‘09 % Change	Q4 ‘10 vs. Q3 ‘10 % Change	Q4 ‘10 % Same Store NOI
	December 31, 2010	December 31, 2009	September 30, 2010
Rental and other revenues
Atlanta	$15,840	$15,653	$15,961	1.2%	(0.8)%
Washington, D.C.	10,408	10,070	10,560	3.4%	(1.4)%
Dallas	10,495	10,385	10,634	1.1%	(1.3)%
Tampa	7,768	7,651	7,762	1.5%	0.1%
Charlotte	4,211	4,180	4,251	0.7%	(0.9)%
New York	3,453	3,337	3,396	3.5%	1.7%
Houston	2,906	2,940	2,928	(1.2)%	(0.8)%
Orlando	2,433	2,318	2,416	5.0%	0.7%
Austin	1,181	1,163	1,207	1.5%	(2.2)%

Total rental and other revenues	58,695	57,697	59,115	1.7%	(0.7)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,478	6,986	7,049	(7.3)%	(8.1)%
Washington, D.C.	3,383	3,629	3,888	(6.8)%	(13.0)%
Dallas	4,356	4,720	5,161	(7.7)%	(15.6)%
Tampa	2,734	2,904	2,977	(5.9)%	(8.2)%
Charlotte	1,552	1,642	1,831	(5.5)%	(15.2)%
New York	1,545	1,487	1,426	3.9%	8.3%
Houston	1,141	1,154	1,338	(1.1)%	(14.7)%
Orlando	883	866	971	2.0%	(9.1)%
Austin	488	496	571	(1.6)%	(14.5)%

Total	22,560	23,884	25,212	(5.5)%	(10.5)%

Net operating income
Atlanta	9,362	8,667	8,912	8.0%	5.0%	25.8%
Washington, D.C.	7,025	6,441	6,672	9.1%	5.3%	19.4%
Dallas	6,139	5,665	5,473	8.4%	12.2%	17.0%
Tampa	5,034	4,747	4,785	6.0%	5.2%	13.9%
Charlotte	2,659	2,538	2,420	4.8%	9.9%	7.5%
New York	1,908	1,850	1,970	3.1%	(3.1)%	5.3%
Houston	1,765	1,786	1,590	(1.2)%	11.0%	4.9%
Orlando	1,550	1,452	1,445	6.7%	7.3%	4.3%
Austin	693	667	636	3.9%	9.0%	1.9%

Total same store NOI	$36,135	$33,813	$33,903	6.9%	6.6%	100.0%

Average rental rate per unit
Atlanta	$1,056	$1,046	$1,049	1.0%	0.7%
Washington, D.C.	1,826	1,775	1,813	2.9%	0.7%
Dallas	1,019	1,023	1,013	(0.4)%	0.6%
Tampa	1,197	1,176	1,189	1.8%	0.7%
Charlotte	1,008	1,040	1,009	(3.1)%	(0.1)%
New York	3,660	3,641	3,631	0.5%	0.8%
Houston	1,172	1,215	1,180	(3.5)%	(0.7)%
Orlando	1,322	1,291	1,302	2.4%	1.5%
Austin	1,294	1,278	1,288	1.3%	0.5%
Total average rental rate per unit	1,233	1,225	1,226	0.7%	0.6%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended		% Change
	December 31, 2010	December 31, 2009
Rental and other revenues
Atlanta	$63,050	$63,948	(1.4)%
Washington, D.C.	41,405	40,599	2.0%
Dallas	41,906	43,321	(3.3)%
Tampa	30,966	31,303	(1.1)%
Charlotte	16,816	17,571	(4.3)%
New York	13,525	14,112	(4.2)%
Houston	11,546	12,149	(5.0)%
Orlando	9,565	9,323	2.6%
Austin	4,789	4,779	0.2%

Total rental and other revenues	233,568	237,105	(1.5)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	27,447	28,262	(2.9)%
Washington, D.C.	14,566	14,385	1.3%
Dallas	18,886	19,071	(1.0)%
Tampa	11,701	12,295	(4.8)%
Charlotte	6,741	6,501	3.7%
New York	5,861	5,548	5.6%
Houston	4,996	5,160	(3.2)%
Orlando	3,844	3,959	(2.9)%
Austin	2,097	2,171	(3.4)%

Total	96,139	97,352	(1.2)%

Net operating income
Atlanta	35,603	35,686	(0.2)%
Washington, D.C.	26,839	26,214	2.4%
Dallas	23,020	24,250	(5.1)%
Tampa	19,265	19,008	1.4%
Charlotte	10,075	11,070	(9.0)%
New York	7,664	8,564	(10.5)%
Houston	6,550	6,989	(6.3)%
Orlando	5,721	5,364	6.7%
Austin	2,692	2,608	3.2%

Total same store NOI	$137,429	$139,753	(1.7)%

Average rental rate per unit
Atlanta	$1,044	$1,090	(4.2)%
Washington, D.C.	1,800	1,786	0.8%
Dallas	1,012	1,060	(4.5)%
Tampa	1,184	1,213	(2.4)%
Charlotte	1,011	1,089	(7.2)%
New York	3,617	3,788	(4.5)%
Houston	1,181	1,248	(5.4)%
Orlando	1,298	1,328	(2.3)%
Austin	1,284	1,311	(2.1)%
Total average rental rate per unit	1,221	1,264	(3.4)%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2010	2009

Total real estate assets per balance sheet	$2,042,375	$2,106,520
Plus:
Company share of real estate assets held in unconsolidated entities	71,306	97,570
Company share of accumulated depreciation - assets held in unconsolidated entities	10,908	8,787
Accumulated depreciation per balance sheet	692,514	625,391

Total undepreciated real estate assets (A)	$2,817,103	$2,838,268

Total debt per balance sheet	$1,033,249	$992,760
Plus:
Company share of third party debt held in unconsolidated entities	59,601	116,576

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,092,850	$1,109,336

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	38.8%	39.1%

Total debt per balance sheet	$1,033,249	$992,760
Plus:
Company share of third party debt held in unconsolidated entities	59,601	116,576
Preferred shares at liquidation value	92,963	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,185,813	$1,204,336

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	42.1%	42.4%